EIGHTH AMENDMENT TO
MDU RESOURCES GROUP, INC.
401(k) RETIREMENT PLAN

The MDU Resources Group, Inc. 401(k) Retirement Plan (the “Plan”), as most recently amended and restated effective April 1, 2020, is hereby amended by this Eighth Amendment effective as of January 1, 2024. All terms defined in the Plan shall have the same meanings when used herein.
1.The definition of “Eligible Employee” in Article I is amended to read as follows:

Eligible Employee – Eligible Employee means each Employee who is at least 18 years of age and actively employed by the Employer. Notwithstanding the foregoing, unless specifically approved as an Eligible Employee by the Committee, an Employee of an Employer shall not be an Eligible Employee during any time when such Employee is (1) eligible to participate in a multiemployer plan as defined in ERISA Section 3(37) to which the Employer contributes, or (2) covered by a collectively bargained unit that has not bargained for the Plan for such Employee. A Leased Employee shall not be an Eligible Employee.

2.The definition of “Temporary Employee” in Article I is deleted in its entirety.
3.Section 2.3 is amended to read as follows:

Reemployment. An Eligible Employee or Participant who terminates employment with the Employer and who is subsequently reemployed as an Eligible Employee shall become a Participant on the date of his or her reemployment, provided that such Eligible Employee complies with any enrollment procedure established by the Committee.
4.Section D-2 is deleted in its entirety, and Sections D-3 to D-9 are renumbered as Sections D-2 to D-8, respectively.

* * *

The Plan is amended effective as of the date specifically set forth above and executed by a duly authorized individual on the date set forth below.

MDU RESOURCES GROUP, INC. EMPLOYEE BENEFITS COMMITTEE

Date: December 20, 2023	By: /s/ Jason L. Vollmer
Jason L. Vollmer, Chair
164621958.3    -1-    Perkins Coie